Registration No. __________



                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                  __________________

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                  __________________

                         GENERAL PUBLIC UTILITIES CORPORATION
                (Exact name of registrant as specified in its charter)

                     PENNSYLVANIA                          13-5516989
           (State or other jurisdiction of              (I.R.S. Employer
            incorporation or organization)            Identification No.)

                                100 Interpace Parkway
                          Parsippany, New Jersey 07054-1149
                                    (201) 263-6500
            (Address, including zip code, and telephone number, including area code, of principal executive office)

                                  TERRANCE G. HOWSON
                             Vice President and Treasurer
                         General Public Utilities Corporation
                                100 Interpace Parkway
                          Parsippany, New Jersey 07054-1149
                                    (201) 263-6500
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                     Please send copies of all communications to:

            DOUGLAS E. DAVIDSON, ESQ.         STEPHEN K. WAITE, ESQ.
           Berlack, Israels & Liberman  Winthrop, Stimson, Putnam & Roberts
              120 West 45th Street            One Battery Park Plaza
          New York, New York 10036-4003    New York, New York 10004-1490
                 (212) 704-0100                   (212) 858-1000
                                 ____________________

               Approximate  date of  commencement of  proposed sale  to the
          public:    to  be  determined  by  market  conditions  after  the
          effective date of this Registration Statement.
                                 ____________________

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/


                           CALCULATION OF REGISTRATION FEE


                                      Proposed      Proposed
                                      Maximum       Maximum
          Title of Each  Amount       Offering      Aggregate
          Class of       To Be        Price Per     Offering     Amount Of
          Securities To  Registered   Unit          Price        Registration
          Be Registered  (1)          (1)           (1)          Fee(1)


          Common Stock,  5,000,000    $25.50        $127,500,000 $43,965.52
           par value     shares
           $2.50


          (1) Determined on the basis of the reported high and low sales prices on November 14, 1994, in accordance with Rule 457(c) solely for the purpose of calculating the registration fee.

               The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or on such date as the Commission, acting pursuant to said Section 8(a), may determine.





                    SUBJECT TO COMPLETION, DATED NOVEMBER 15, 1994


          PROSPECTUS

                                   5,000,000 SHARES

                         GENERAL PUBLIC UTILITIES CORPORATION

                                     COMMON STOCK
                             (PAR VALUE $2.50 PER SHARE)
                                 ____________________

               General Public Utilities Corporation (the "Company") may offer, from time to time, up to 5,000,000 shares (the "Additional Common Stock") of its Common Stock, par value $2.50 per share. The Additional Common Stock may be offered in amounts, at prices and on terms to be determined at the time of offering, which will be set forth in a Prospectus Supplement relating thereto (a "Prospectus Supplement"). The Common Stock of the Company is, and the Additional Common Stock is expected to be upon notice of issuance, listed on the New York Stock Exchange (Symbol: GPU). On November 14, 1994, the last reported sale price of the Company's Common Stock on the New York Stock Exchange was $25.375 per share.
                                 ____________________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
                 SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                        ANY REPRESENTATION TO THE CONTRARY IS
                                 A CRIMINAL OFFENSE.
                                 ____________________

               The Additional Common Stock may be sold to or through underwriters or dealers as designated from time to time. See "Plan of Distribution". The names of any such underwriters or dealers involved in the sale of the Additional Common Stock in respect of which this Prospectus is being delivered, the number of shares of Additional Common Stock to be purchased by any such underwriters or dealers and any applicable commissions or discounts, or other terms of the offering, will be set forth in a Prospectus Supplement. The net proceeds to the Company will also be set forth in a Prospectus Supplement.

                  The date of this Prospectus is ___________, 199__.





          Information  contained   herein  is  subject  to   completion  or
          amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
          These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.





               IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   _______________

                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where the Company's Common Stock is listed.

                                   ________________

               NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER MAY NOT LAWFULLY BE MADE.

                                 ____________________


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents heretofore filed by the Company with the Commission pursuant to the 1934 Act are incorporated herein by reference:

               The Company's Annual Report on Form 10-K for the year ended December 31, 1993;

               The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1994; and

               The Company's Current Reports on Form 8-K dated February 16, February 28, April 13, June 10, July 12 and August 9, 1994.








               All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Additional Common Stock shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 ____________________


               THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS NOT
          SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: INVESTOR RELATIONS, GENERAL PUBLIC UTILITIES CORPORATION, 100 INTERPACE PARKWAY, PARSIPPANY, NEW JERSEY 07054-1149, (201) 263-6600.


































                    CERTAIN CONSOLIDATED FINANCIAL INFORMATION (1)
                    (Dollars In Thousands, Except Per Share Data)
                                                                  Twelve
                               Years Ended December 31,        Months Ended
                                                                 September
                                                                 30, 1994
                              1991       1992        1993       (unaudited)



          Income Summary:

            Operating
              Revenues     $3,371,599 $3,434,153  $3,596,090    $3,666,954

            Net Income        275,882    251,636     295,673       140,153

            Earnings Per
              Share              2.49       2.27        2.65          1.22




                                                 September 30, 1994
                                                     (unaudited)

                      December 31, 1993      Actual        As Adjusted(2)
                        Amount     %     Amount      %     Amount      %
          Capital
          Structure:
           Long-Term
           Debt
            (includ-
            ing un-
            amortized
            net dis-
            count) (3)$2,453,616  45.7  $2,486,521  44.4  $2,486,521  43.5
           Preferred
           Stock
            (includ-
            ing
            premium)     308,242   5.7     488,177   8.7     488,177   8.5
          Common
           Equity(4)   2,610,373  48.6   2,622,683  46.9   2,748,308  48.0

              Total   $5,372,231 100.0% $5,597,381 100.0% $5,723,006 100.0%

          ____________________

          (1) This information should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.
          (2) Reflects the sale of the Additional Common Stock offered hereby and the sale in October 1994 of 3,237 shares of






              Common Stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan.
          (3) Includes obligations due within one year.
          (4) The Company has 150,000,000 shares of Common Stock authorized, of which 115,146,414 shares were outstanding at September 30, 1994.























































                                     THE COMPANY

               The Company, a Pennsylvania corporation organized in 1946, is a holding company registered under the Public Utility Holding Company Act of 1935 (the "1935 Act"). The Company does not operate any utility properties directly, but owns all of the outstanding common stock of three electric utilities serving customers in New Jersey -- Jersey Central Power & Light Company ("JCP&L") -- and Pennsylvania -- Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"). The business of these subsidiaries (the "Subsidiaries") consists predominantly of the generation, transmission, distribution and sale of electricity. The Company also owns all of the common stock of GPU Service Corporation, a service company; GPU Nuclear Corporation, which operates and maintains the nuclear units of the Subsidiaries; and Energy Initiatives, Inc. and EI Power, Inc., which develop, operate and invest in cogeneration and other non-utility power production facilities. The Company and the Subsidiaries are seeking regulatory approvals with respect to the formation of GPU Generation Corporation as a new wholly-owned subsidiary of the Company, to operate and maintain the Subsidiaries' fossil-fueled and hydroelectric generating facilities. Met-Ed owns all of the common stock of York Haven Power Company, the owner of a small hydroelectric generating station. Penelec owns all of the common stock of the Waverly Electric Light & Power Company, the owner of electric distribution facilities in the Village of Waverly, New York that are leased to Penelec. The Subsidiaries own all of the common stock of the Saxton Nuclear Experimental Corporation, which owns a small demonstration nuclear reactor that has been partially decommissioned. The income of the Company consists almost exclusively of earnings on the common stock of the Subsidiaries.

               As a registered holding company, the Company is subject to regulation by the Commission under the 1935 Act. Each Subsidiary's retail rates, conditions of service and issuance of securities, as well as other matters relating to each Subsidiary, are subject to regulation in the state in which such Subsidiary operates -- in New Jersey by the New Jersey Board of Public Utilities and in Pennsylvania by the Pennsylvania Public Utility Commission. The Nuclear Regulatory Commission regulates the construction, ownership and operation of nuclear generating stations. The Subsidiaries are also subject to wholesale and transmission rate and other regulation by the Federal Energy Regulatory Commission under the Federal Power Act.

               The electric generating and transmission facilities of the Subsidiaries are physically interconnected and are operated as a single integrated and coordinated system serving a population exceeding 4.8 million in New Jersey and Pennsylvania. For the year 1993, the Subsidiaries' revenues were about equally divided between Pennsylvania customers and New Jersey customers. During 1993, residential sales accounted for about 42% of operating revenues from customers and 36% of kilowatt-hour (KWH) sales to customers; commercial sales accounted for about 34% of operating






          revenues from customers and 32% of KWH sales to customers; industrial sales accounted for about 22% of operating revenues from customers and 29% of KWH sales to customers; and sales to rural electric cooperatives, municipalities (primarily for street and highway lighting) and others accounted for about 2% of operating revenues from customers and 3% of KWH sales to customers. The Subsidiaries also make interchange and spot market sales of electricity to other utilities.

               The area served by the Subsidiaries extends from the Atlantic Ocean to Lake Erie, is generally comprised of small communities, rural and suburban areas and includes a wide diversity of industrial enterprises, as well as substantial farming areas. The Subsidiaries' transmission facilities are physically interconnected with neighboring nonaffiliated utilities in Pennsylvania, New Jersey, Maryland, New York and Ohio. The Subsidiaries are members of the Pennsylvania-New Jersey-Maryland Interconnection (PJM) and the Mid-Atlantic Area Council, an organization providing coordinated review of the planning by utilities in the PJM area. The interconnection facilities are used for substantial capacity and energy interchange and purchased power transactions as well as emergency assistance.

               The Company's address is 100 Interpace Parkway, Parsippany, New Jersey 07054-1149 and its telephone number is (201) 263-6500.


                      PRICE RANGE OF COMMON STOCK AND DIVIDENDS

               The Common Stock of the Company is listed on the New York Stock Exchange. The following table shows the range of the high and low sales prices of the Common Stock based on New York Stock Exchange Composite Transactions as reported in The Wall Street Journal and the dividends paid for the periods indicated.

                                                                Dividends
          Year                     High          Low            Per Share

          1992 First Quarter      27 3/8         24 1/2             .375
               Second Quarter     26 3/8         24 1/4             .40
               Third Quarter      27 3/8         25 1/2             .40
               Fourth Quarter     27 7/8         25 3/8             .40

          1993 First Quarter     $30 1/4        $25 3/4            $.40
               Second Quarter     32 3/8         28 5/8             .425
               Third Quarter      34 3/4         31 5/8             .425
               Fourth Quarter     34             28 3/4             .425

          1994 First Quarter      30 7/8         27 5/8             .425
               Second Quarter     31 5/8         26                 .45
               Third Quarter      27 1/2         23 3/4             .45

               On November 14, 1994, the closing price of the Common Stock was $25 3/8 per share.






               Dividend declaration dates are the first Thursdays of April,
          June, October and December.   Dividend payment dates fall  on the
          last Wednesdays of February, May, August and November.


                                   USE OF PROCEEDS

               The net proceeds of the sale of the Additional Common Stock will be used by the Company to make cash capital contributions to its subsidiaries, which in turn will apply such funds (i) to repay outstanding indebtedness, (ii) to redeem outstanding senior securities, (iii) for construction purposes, (iv) for other corporate purposes or (v) to reimburse their treasuries for funds previously expended therefrom for such purposes. A portion of the net proceeds may also be used to reimburse the Company's treasury for funds previously expended therefrom to make such capital contributions, to repay outstanding indebtedness of the Company, and for other corporate purposes.


                             DESCRIPTION OF COMMON STOCK

               The holders of Common Stock, the only class of authorized capital stock of the Company, are entitled to pro rata dividends when and if declared by the Board of Directors. Each share is entitled to cumulative voting at all elections of directors and to one vote for all other purposes and to share pro rata in the Company's net assets in the event of liquidation.

               The outstanding shares of the Company's Common Stock are, and, upon the issuance thereof and payment therefor, the shares of Additional Common Stock so issued will be, fully paid and non-assessable. The outstanding shares of the Company's Common Stock are listed on the New York Stock Exchange, and it is expected that the Additional Common Stock will be listed on the Exchange upon notice of issuance.

               The Company has 150,000,000 authorized shares of Common Stock, par value $2.50 per share. At September 30, 1994, 115,146,414 shares were issued and outstanding. Stockholders have no preemptive rights to subscribe for shares of Common Stock except with respect to shares issued solely for money and otherwise than pursuant to a public offering or a dividend reinvestment and stock purchase plan or an employee stock ownership plan or in connection with an offering authorized by the stockholders. Any shares offered to stockholders pursuant to preemptive rights but not purchased may thereafter, for a period of one year, be sold to such persons, at such times and at such prices (but not less than the price at which the related shares were offered to stockholders, before deduction of underwriting costs) as may be fixed by the Board of Directors.

               The Transfer Agent and Registrar for the Common Stock is Chemical Bank, New York, New York.





                                 PLAN OF DISTRIBUTION

               The Company may offer or sell Additional Common Stock to one or more underwriters for public offering and sale by them. The Company may sell Additional Common Stock as soon as practicable after effectiveness of the Registration Statement, provided that favorable market conditions exist. Any such underwriter involved in the offer and sale of the Additional Common Stock will be named in an applicable Prospectus Supplement.

               Underwriters may offer and sell the Additional Common Stock at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Additional Common Stock, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions. Underwriters may sell Additional Common Stock in block transactions to certain institutions or to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters.

               Any underwriting compensation paid by the Company to underwriters in connection with the offering of Additional Common Stock, any discounts, concessions or commissions allowed by underwriters to participating dealers and any other terms of the offering will be set forth in an applicable Prospectus
          Supplement. Underwriters and dealers participating in the distribution of the Additional Common Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Additional Common Stock may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters and dealers may be entitled, under agreement with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimbursement by the Company for certain expenses.

               Underwriters and dealers may engage in transactions with, or perform services for, the Company and/or any of its affiliates in the ordinary course of business.


                                       EXPERTS

               The consolidated financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 are incorporated herein by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting. The report of Coopers & Lybrand L.L.P., included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 incorporated herein by reference, contains explanatory paragraphs related to a contingency which has resulted from the accident at






          TMI-2 and the change in the method of accounting for unbilled revenues in 1991.


                                    LEGAL MATTERS

               Certain legal matters will be passed upon for the Company by
          Berlack, Israels & Liberman, New York, New York and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Berlack, Israels & Liberman and Winthrop, Stimson, Putnam & Roberts may rely on Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania with respect to matters of Pennsylvania law. Members and attorneys of Berlack, Israels & Liberman own an aggregate of 12,275 shares of the Company's Common Stock. In addition, one such member holds 986 such shares as custodian for his children.











































          No dealer, salesperson or any other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offer contained herein, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or by any underwriter or dealer for the Additional Common Stock. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                  __________________


                                  TABLE OF CONTENTS


                                                                 Page

             Available Information  . . . . . . . . . . . . . .   2
             Incorporation of Certain Documents by Reference  .   2
             Certain Consolidated Financial Information . . . .   4
             The Company  . . . . . . . . . . . . . . . . . . .   6
             Price Range of Common Stock and Dividends  . . . .   7
             Use of Proceeds  . . . . . . . . . . . . . . . . .   8
             Description of Common Stock  . . . . . . . . . . .   8
             Plan of Distribution . . . . . . . . . . . . . . .   9
             Experts  . . . . . . . . . . . . . . . . . . . . .   9
             Legal Matters  . . . . . . . . . . . . . . . . . .  10



                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 14.  Other Expenses of Issuance and Distribution.

          Filing fees:
                  Securities and Exchange Commission  . . .  $ 45,965.52
          Printing and engraving  . . . . . . . . . . . . .    25,000.00*
          Legal fees:
                  Berlack, Israels & Liberman . . . . . . .    75,000.00*
                  Ballard Spahr Andrews & Ingersoll . . . .     5,000.00*
          Blue Sky fees and expenses  . . . . . . . . . . .     7,500.00*
          Accounting fees:
                  Coopers & Lybrand . . . . . . . . . . . .    15,000.00*
          Miscellaneous . . . . . . . . . . . . . . . . . .    36,534.48*
                  Total . . . . . . . . . . . . . . . . . .  $210,000.00*

          _________________
          * Estimated


          Item 15.  Indemnification of Directors and Officers.

               Section 37 of the By-Laws of the Company provides, in part, as follows:

                    "(a) A director shall not be personally liable for
               monetary damages as such for any action taken, or any failure to take any action, on or after January 27, 1987 unless the director has breached or failed to perform the duties of his office under Section 1721 of the Business Corporation Law as the same may be amended from time to time, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this subsection (a) shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, state or Federal law.

                    "(b) The  Corporation  shall indemnify  any person
               who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation or otherwise, by reason of the fact that he was a director, officer or employee of the Corporation (and may indemnify any person who was an agent of the Corporation), or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by law, including without limitation indemnification against





               expenses (including attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness.

                    "(c) The  Corporation  shall   pay  the   expenses
               (including attorneys' fees and disbursements) actually and reasonably incurred in defending a civil or criminal action, suit or proceeding on behalf of any person entitled to indemnification under subsection (b) in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation, and may pay such expenses in advance on behalf of any agent on receipt of a similar undertaking. The financial ability of such person to make such repayment shall not be a prerequisite to the making of an advance.

                    "(d) For  purposes  of  this  Section:    (i)  the
               Corporation  shall  be  deemed  to  have  requested  an
               officer, director, employee or agent to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; (ii) excise taxes assessed with respect to any transaction with an employee benefit plan shall be deemed `fines'; and (iii) action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

                    "(e) To  further  effect,  satisfy  or  secure the
               indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.

                    "(f) All  rights  of  indemnification  under  this
               Section shall be deemed a contract between the Corporation and the person entitled to indemnification





               under this Section pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.

                    "(g) The  indemnification,  as authorized  by this
               Section, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other
               capacity    while   holding    such   office.       The
               indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall continue as to a person who has ceased to be an officer, director, employee or agent in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person."

               Subject to certain exceptions, the directors and officers of the Company are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them, including claims arising under the Securities Act of 1933, for action taken by them on behalf of the Company. The premiums for such insurance are paid for by the Company.

               Sections 1741-1750 of the Pennsylvania Associations Code provides authority for corporations to indemnify under certain circumstances their officers, directors and other agents against expenses and liabilities incurred in connection with proceedings, arising out of such persons' actions taken on behalf of the Company.

               The foregoing rights of indemnification are not exclusive of any other rights to which any director or officer (or his legal representatives) may be entitled under any By-Law of the Company heretofore in effect, and apply to any liability of any director or officer (or his legal representatives) arising under any of the provisions of the Securities Act of 1933 only to the extent that such rights of indemnification may be determined to be valid by a court of competent jurisdiction.


          Item 16.       Exhibits.

               1         -Purchase Agreement - To be filed by amendment.

               3(i) -Articles of Incorporation of the Company, as amended - Incorporated by reference to Exhibit 3-





                         A,  1989  Annual Report  on  Form  10-K, SEC  File
                         No. 1-6047.

               3(ii) -By-Laws of the Company, as amended - Incorporated by reference to Exhibit 3-A, 1990 Annual Report on Form 10-K, SEC File No. 1-6047.

               4 -Form of Stock Certificate representing Additional Common Stock - Incorporated by reference to
                         Exhibit 4, Registration Statement on Form S-3, Registration No. 33-30765.

               5-A -Opinion of Berlack, Israels & Liberman - To be filed by amendment.

               5-B -Opinion of Ballard Spahr Andrews & Ingersoll - To be filed by amendment.

               23-A -Consent of Berlack, Israels & Liberman - To be included in its opinion filed as Exhibit 5-A.

               23-B -Consent of Ballard Spahr Andrews & Ingersoll - To be included in its opinion filed as Exhibit 5-B.

               23-C      -Consent of Coopers & Lybrand.

               24        -Power of Attorney - Included in signature page.

          ____________________

               The Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission and which are designated in prior filings as noted above are hereby incorporated by reference and made a part hereof with the same effect as if filed herewith.


          Item 17.  Undertakings.

               The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic





          reports filed by the registrant pursuant to section 13 or section
          15(d)  of   the  Securities  Exchange   Act  of  1934   that  are
          incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by any such persons in the successful defense of any action, suit or proceeding) is asserted by any such person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



















                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey on the 15th day of November, 1994.

                                   GENERAL PUBLIC UTILITIES CORPORATION


                                   By:  /s/ J. R. Leva
                                           J. R. Leva, President


                                  POWER OF ATTORNEY

               KNOW ALL BY THESE PRESENTS, that General Public Utilities Corporation and each of its undersigned officers and directors hereby constitutes and appoints each of Ira H. Jolles, John G. Graham and Terrance G. Howson his/her/its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him/her/it and in his/her/its name, place and stead, in any and all capacities, to sign all or any amendments (including post-effective amendments) of and supplements to this registration statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as said Corporation itself and each said officer or director might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.


               Pursuant to  the requirements of the Securities Act of 1933,
          this  registration  statement  has   been  signed  below  by  the
          following persons in the capacities and on the dates indicated.

          Signature                Title                   Date

          /s/ J. R. Leva           Chairman (Principal     November 15, 1994
           (J.R. Leva)             Executive Officer),
                                   President and Director

          /s/ J. G. Graham         Senior Vice President   November 15, 1994
           (J.G. Graham)           (Principal Financial
                                   Officer)






          /s/ F. A. Donofrio       Vice President and      November 15, 1994
           (F.A. Donofrio)         Comptroller (Principal
                                   Accounting Officer)

          /s/ L. J. Appell         Director                November 15, 1994
           (L.J. Appell, Jr.)

          /s/ D. J. Bainton        Director                November 15, 1994
           (D.J. Bainton)

          /s/ T. H. Black          Director                November 15, 1994
           (T.H. Black)

          /s/ T. B. Hagen          Director                November 15, 1994
           (T.B. Hagen)

          /s/ H. F. Henderson      Director                November 15, 1994
           (H.F. Henderson, Jr.)

          /s/ J. M. Pietruski      Director                November 15, 1994
           (J.M. Pietruski)

          /s/ C. A. Rein           Director                November 15, 1994
           (C.A. Rein)

          /s/ P. R. Roedel         Director                November 15, 1994
           (P.R. Roedel)

          /s/ C. A. H. Trost       Director                November 15, 1994
           (C.A.H. Trost)

          /s/ P. K. Woolf          Director                November 15, 1994
           (P.K. Woolf)













